Exhibit 99.1

FIRST QUARTER 2026 RESULTS
APRIL 28, 2026

O-I REPORTS FIRST QUARTER RESULTS
SOLID AMERICAS PERFORMANCE; CHALLENGING EU ENVIRONMENT
GUIDANCE RISK ADJUSTED FOR ENERGY INFLATION

PERRYSBURG, OHIO, APRIL 28, 2026 – O-I Glass, Inc. (NYSE: OI) today announced its financial results for the first-quarter ended March 31, 2026. First-quarter performance fell short of the company's expectations, particularly in Europe. O-I has revised its full-year 2026 guidance, primarily to reflect incremental energy-cost inflation; however, the company's sound energy management practices are expected to limit further exposure.

Key financial results are below:

	Net Sales $M		Net Earnings (Loss) Attributable to the Company Per Share (Diluted)		Earnings (Loss) Before Income Taxes $M	
	1Q26	1Q25	1Q26	1Q25	1Q26	1Q25
Reported	$1,540	$1,567	($0.48)	($0.10)	($53)	$18
			Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M	
			1Q26	1Q25	1Q26	1Q25
Non-GAAP[1]			$0.05	$0.40	$142	$209

FIRST QUARTER 2026 HIGHLIGHTS

- $1.54 billion net sales, down slightly, primarily due to lower price and volumes, partially offset by currency translation.
- Shipments declined 8%[2], but trends improved through the quarter with March volumes down 2%.
- Fit to Win delivered $50 million gross / $35 million net benefits despite a disruptive operating environment.
- $0.48 reported net loss per share, including a loss on sale of joint venture and miscellaneous assets.
- $0.05 adjusted EPS, down reflecting near-term European challenges and energy reset.
- Americas segment profit was stable at $142 million despite significant external disruptions.
- Europe segment profit was breakeven, down due to a step-up in energy costs following expiration of favorable contracts and elevated price competition in select markets, particularly Wine in Southern Europe. Expect second half results to improve on completion of restructuring actions.
- Revised guidance, primarily to reflect incremental energy-cost inflation. Energy management practices are expected to limit further exposure and cover 75–80% of 2026 EU gas needs.

"Performance in the Americas was stable, and management acted quickly to address near-term headwinds in Europe. Volume trends improved as the quarter progressed, and several meaningful customer wins should position the business for stronger growth in the second half. With Fit to Win delivering strong savings, we remain focused on achieving our 2027 Investor Day objectives."



GORDON HARDIE – CHIEF EXECUTIVE OFFICER

[1] Both non-GAAP and Adjusted are non-GAAP measures. Definitions of the non-GAAP measures, as well as reconciliations of the non-GAAP measures to their most directly comparable GAAP measures are contained elsewhere in this news release.
[2] Excluding the impact of a divestiture.

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 1

FIRST QUARTER 2026 RESULTS
APRIL 28, 2026

AMERICAS SEGMENT

	Changes in Net Sales and Segment Operating Profit					
$M	1Q25	Currency	Price/Net Price	Sales Vol//Mix	Operating Cost	1Q26
Net Sales	$873	$57	$23	($82)	--	$871
Segment Operating Profit *% Margins*	$141 *16.2%*	$7	$11	($8)	($9)	$142 *16.3%*

Net sales in the Americas were $871 million in first quarter 2026, stable with the prior year period, despite significant external disruptions. Favorable currency translation and higher prices offset a high-single digit decline in sales volume amid challenging prior year comparisons and on-going customer inventory adjustments in Spirits. However, trends improved throughout the quarter, and March volumes were down just modestly. While volumes were down in North America and Mexico, South America posted solid growth. Demand was softest in Beer, Wine and Spirits, while trends were more stable in Food and Non-Alcoholic Beverages.

Segment operating profit in the Americas was $142 million, roughly equal to the prior year period, as margins improved to 16.3%. Favorable net price, improved mix and currency translation offset lower volumes and slightly higher operating costs, as benefits from Fit to Win partially mitigated the impact of several external disruptions, including extreme weather in North America, civil unrest in Mexico, and a natural gas pipeline outage in Peru. Overall, the Americas segment delivered stable performance in a challenging operating environment.

EUROPE SEGMENT

	Changes in Net Sales and Segment Operating Profit					
$M	1Q25	Currency	Price/Net Price	Sales Vol//Mix	Operating Cost	1Q26
Net Sales	$667	$73	($36)	($49)	--	$655
Segment Operating Profit *% Margins*	$68 *10.2%*	$6	($76)	($8)	$10	$0 *0.0%*

Net sales in Europe were $655 million, down slightly from the prior year period. Favorable currency translation partially offset lower selling prices and a high-single digit decline in volumes driven by soft demand in Wine across Southern Europe. Shipments were impacted by an extended price negotiation window and challenging prior year comparisons, which likely benefited from higher demand ahead of new U.S. tariffs. Shipment trends improved over the course of the quarter, and March shipments were up slightly from the prior year.

Europe segment profit was breakeven, down from $68 million in the prior year period. The decline was driven by lower net price, reflecting the step-up in energy costs following expiration of favorable contracts last year and elevated competitive pricing pressure. Results also reflected softer demand and favorable operating costs, as core Fit to Win benefits more than offset higher than expected temporary expenses associated with plant closure activities. Earnings are expected to improve over the rest of the year as restructuring actions conclude.

CORPORATE ITEMS

Corporate retained and other costs were $32 million, up slightly from prior year period of $30 million due to higher expenses related to transformation activities and lower recharges to the regions due to decreasing costs, partially offset by Fit to Win benefits. Interest expense totaled $79 million down from $81 million in the prior year. The reported tax rate was (34%), while the effective tax rate on adjusted earnings was 68%. The elevated adjusted effective tax rate reflects fixed tax items (minimum withholding taxes, interest deductibility limits) applied against

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 2

FIRST QUARTER 2026 RESULTS
APRIL 28, 2026



an unusually low pre-tax base; the full-year adjusted effective tax rate is expected to normalize to approximately 35–40% as earnings ramp.

2026 OUTLOOK

	2026 Guidance		
	Revised	Original	2025 Actual
Adjusted EBITDA ($M)	$1,125 - $1,225	$1,250 - $1,300	$1,218
Adjusted Earnings Per Share (EPS)	$1.00 - $1.50	$1.65 – $1.90	$1.60
Free Cash Flow ($M)	$50 - $150	~ $200	$168

O-I has revised its 2026 guidance and now expects adjusted earnings per share of $1.00–$1.50, compared with its prior outlook of $1.65–$1.90. The revision primarily reflects higher global energy costs driven by the conflicts in the Middle East, as well as additional net price pressure in Europe, which should be partially offset by additional cost reduction actions.


MITIGATING EU ENERGY RISK
% EU NG Covered by Energy Management Practices
Mitigated 75% - 80% of EU YTG NG gas exposure at rates favorable to current index prices
75% - 80%
> 50%
2026 YTG
2027

The company estimates that energy-related inflation, including natural gas, electricity, logistics, and raw materials, could reduce 2026 earnings by approximately $0.40–$0.50 per share versus prior plans and have been reflected in our revised guidance. Disciplined energy management has helped mitigate exposure to greater inflation, particularly in Europe, where approximately 75–80% of gas requirements are secured at prices favorable to current market levels. The outlook also reflects up to a $0.15 per share risk related to lower net price realization, primarily in Europe, net of ongoing cost actions expected to help mitigate these pressures. Management is actively monitoring macroeconomic indicators, including consumer demand trends and inflationary impacts on commercial dynamics, and will take additional actions as warranted.

The company continues to drive to the 2027 objectives outlined at its 2025 Investor Day as headwinds impacting 2026 are expected to be short-term in nature. O-I remains focused on executing the levers within its control, anchored by continued benefits from Fit to Win, which is progressing well.

Guidance reflects the company's current expectations for sales and production volumes, mix, and working capital trends. However, the adjusted earnings and free cash flow ranges may not fully reflect ongoing macroeconomic uncertainty, including the effects of the conflicts in the Middle East, currency movements, energy and raw material costs, supply-chain disruptions, labor availability, changes in trade or immigration policies, or the execution of global profitability improvement initiatives.

"We have revised our full-year 2026 guidance, primarily due to incremental cost inflation driven by higher global energy prices. We are actively managing risk in a volatile environment – for example, we have secured 75–80% of our 2026 European natural gas requirements at favorable prices, which is expected to help limit further energy-cost exposure."

JOHN HAUDRICH – SVP & CHIEF FINANCIAL OFFICER



O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 3

FIRST QUARTER 2026 RESULTS
APRIL 28, 2026

CONTACTS:

Chris Manuel
VP, Investor Relations
567-336-2600
Chris.Manuel@o-i.com

Sasha Sekpeh
Investor Relations
567-336-5128

CONFERENCE CALL / WEBCAST

Q1 2026: April 29, 2026 at 8:00 a.m. ET

Q2 2026: July 29, 2026 at 8:00 a.m. ET

investors.o-i.com

ABOUT O-I GLASS

At O-I Glass, Inc. (NYSE: OI), we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world's leading food and beverage brands. We innovate in line with customers' needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 19,000 people across 61 plants in 18 countries, O-I achieved revenues of $6.4 billion in 2025.

To learn more, visit: www.o-i.com

NON-GAAP FINANCIAL MEASURES

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin, EBITDA, adjusted EBITDA, and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company's principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings (loss) before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 4

O-I Glass, Inc. U N L E A S H I N G T H E P O W E R O F G L A S S | 5 FIRST QUARTER 2026 RESULTS APRIL 28, 2026 net sales. EBITDA refers to net earnings, excluding gains or losses from discontinued operations, interest expense, net, provision for income taxes, depreciation and amortization of intangibles. Adjusted EBITDA refers to EBITDA, exclusive of items management considers not representative of ongoing operations and other adjustments. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings (loss) before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, EBITDA, Adjusted EBITDA and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity. Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. The company routinely posts important information on its website – www.o-i.com/investors. FORWARD -LOO KIN G STATEMEN TS This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win initiative, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general credit, financial, political, economic, legal and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflicts in the Middle East and between Russia and Ukraine and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) risks related to the development, deployment and use of artificial intelligence technologies, (8) the company’s inability to improve glass melting technology in a cost-effective manner and introduce productivity, process and network optimization actions, (9) unanticipated supply chain and operational disruptions, including higher capital spending, (10) seasonality of customer demand, (11) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (12) labor

O-I Glass, Inc. U N L E A S H I N G T H E P O W E R O F G L A S S | 6 FIRST QUARTER 2026 RESULTS APRIL 28, 2026 shortages, labor cost increases or strikes, (13) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (14) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (15) any increases in the underfunded status of the company’s pension plans, (16) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (17) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (18) risks associated with operating in foreign countries, (19) foreign currency fluctuations relative to the U.S. dollar, (20) changes in tax laws or global trade policies, (21) the company’s ability to comply with various environmental legal requirements, (22) risks related to recycling and recycled content laws and regulations, (23) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2026	2025

Net sales	$1,540	$1,567
Cost of goods sold	(1,341)	(1,287)

Gross profit	199	280

Selling and administrative expense	(99)	(109)
Research, development and engineering expense	(9)	(13)
Interest expense, net	(79)	(81)
Equity earnings	26	23
Other expense, net	(91)	(82)

Earnings (loss) before income taxes	(53)	18

Provision for income taxes	(18)	(30)

Net loss	(71)	(12)

Net earnings attributable to noncontrolling interests	(2)	(4)

Net loss attributable to the Company	$(73)	$(16)

Basic earnings per share:
Net loss attributable to the Company	$(0.48)	$(0.10)
Weighted average shares outstanding (thousands)	152,683	153,708

Diluted earnings per share:
Net loss attributable to the Company	$(0.48)	$(0.10)
Weighted average diluted shares outstanding (thousands)	152,683	153,708

O-I GLASS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

Unaudited	March 31,	December 31,	March 31,
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	$317	$759	$424
Trade receivables, net	805	601	758
Inventories	1,003	1,002	985
Prepaid expenses and other current assets	259	239	224
Total current assets	2,384	2,601	2,391

Property, plant and equipment, net	3,420	3,447	3,381
Goodwill	1,469	1,487	1,365
Intangibles, net	181	188	193
Other assets	1,496	1,520	1,399

Total assets	$8,950	$9,243	$8,729

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,057	$1,201	$1,026
Short-term loans and long-term debt due within one year	160	162	226
Other liabilities	677	726	679
Total current liabilities	1,894	2,089	1,931

Long-term debt	4,800	4,837	4,786
Other long-term liabilities	824	872	763
Share owners' equity	1,432	1,445	1,249

Total liabilities and share owners' equity	$8,950	$9,243	$8,729

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended March 31
	2026	2025
Cash flows from operating activities:
Net loss	$(71)	$(12)
Non-cash charges (credits)
Depreciation and amortization	119	118
Pension expense	9	7
Restructuring, asset impairment and related charges	38	82
Stock-based compensation expense	5	4
Legacy environmental charge		4
(Gain) loss on sale of joint venture and miscellaneous assets	46	(6)
Cash payments
Pension contributions	(10)	(7)
Cash paid for restructuring activities	(35)	(28)
Change in components of working capital (a)	(376)	(314)
Other, net (b)	(19)	(19)
Cash utilized in operating activities	(294)	(171)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(142)	(135)
Net cash proceeds on sale of joint venture and misc. assets	5	13
Net cash proceeds (payments) for hedging activities	(2)	2
Cash utilized in investing activities	(139)	(120)

Cash flows from financing activities:
Changes in borrowings, net	(5)	(16)
Shares repurchased	(10)	(10)
Other, net(c)	(4)	(7)
Cash utlilized in financing activities	(19)	(33)
Effect of exchange rate fluctuations on cash	10	14
Change in cash	(442)	(310)
Cash at beginning of period	759	734
Cash at end of period	$317	$424

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2026, December 31, 2025 and March 31, 2025, the amount of receivables sold by the Company was $438 million, $531 million and $504 million, respectively. For the three months ended March 31, 2026 and 2025, the Company's use of its factoring programs resulted in increases of $93 million and $31 million to cash utilized in operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended March 31
	2026	2025
Net sales:
Americas	$871	$873
Europe	655	667

Reportable segment totals	1,526	1,540

Other	14	27
Net sales	$1,540	$1,567

Earnings (loss) before income taxes	$(53)	$18
Items excluded from segment operating profit:
Retained corporate costs and other	32	30
Items not considered representative of ongoing operations (a)	84	80
Interest expense, net	79	81
Segment operating profit (b):	$142	$209

Americas	$142	$141
Europe	-	68
Reportable segment totals	$142	$209

Ratio of earnings before income taxes to net sales	-3.4%	1.1%

Segment operating profit margin (c):
Americas	16.3%	16.2%
Europe	0.0%	10.2%

Reportable segment margin totals	9.3%	13.6%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest expense, net, and before income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended March 31		Year ended December 31
	2026	2025	2025

Net loss attributable to the Company	$(73)	$(16)	$(129)
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	38	82	443
Legacy environmental charge		4	4
Loss (gain) on sale of joint venture and miscellaneous assets	46	(6)	(5)
Pension settlement and curtailment charges			5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges			7
Items impacting income tax:
European investment tax incentive			(22)
Deferred tax benefits			(21)
Net benefit for income tax on items above	(3)	(1)	(38)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above			5
Total adjusting items (non-GAAP)	$81	$79	$378

Adjusted earnings (non-GAAP)	$8	$63	$249

Diluted average shares (thousands)	152,683	153,708	153,552

Net loss per share	$(0.48)	$(0.10)	$(0.84)
Adjusted earnings per share (non-GAAP)(a)	$0.05	$0.40	$1.60

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,794 for the three months ended March 31, 2025.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,001 for the three months ended March 31, 2026.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,275 for the year ended December 31, 2025.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after March 31, 2026 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended March 31
	Americas	Europe	Total

Net sales for reportable segments- 2025	$873	$667	$1,540
Effects of changing foreign currency rates (a)	57	73	130
Price	23	(36)	(13)
Sales volume & mix	(82)	(49)	(131)
Total reconciling items	(2)	(12)	(14)
Net sales for reportable segments- 2026	$871	$655	$1,526

	Three months ended March 31
	Americas	Europe	Total
Segment operating profit - 2025	$141	$68	$209
Effects of changing foreign currency rates (a)	7	6	13
Net price (net of cost inflation)	11	(76)	(65)
Sales volume & mix	(8)	(8)	(16)
Operating costs	(9)	10	1
Total reconciling items	1	(68)	(67)
Segment operating profit - 2026	$142	$-	$142

(a)	Currency effect on net sales and segment operating profit determined by using 2026 foreign currency exchange rates to translate 2025 local currency results.

Unaudited

O-I GLASS, INC.
Reconciliation to Free Cash Flow
(Dollars in millions)

		Previous Forecast	Current Forecast
	Year Ended	for Year Ended	for Year Ended
	December 31, 2025	December 31, 2026	December 31, 2026

Cash provided by operating activities	$600	$600	$500 to 600
Cash payments for property, plant and equipment	(432)	(450)	(450)
Free cash flow (non-GAAP)	$168	$200	$50 to 150

O-I GLASS, INC.
Reconciliation to Adjusted EBITDA
(Dollars in millions)

Year Ended
December 31, 2025
Net Loss	$(103)
Interest expense (net)	341
Provision for income taxes	54
Depreciation	391
Amortization of intangibles	88
EBITDA	771
Items not considered representative of ongoing operations	447
Adjusted EBITDA (non-GAAP)	$1,218

For the periods ending after March 31, 2026, the Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted EBITDA, to its most directly comparable U.S. GAAP financial measure, net loss attributable to the Company, because management cannot reliably predict all of the necessary components of this U.S. GAAP financial measure without unreasonable efforts. Net loss attributable to the Company includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments are inherently unpredictable as to if and when they may occur.  The inability to provide a reconciliation is due to that unpredictability and the related difficulties in assessing the potential financial impact of the non-GAAP adjustments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

O-I GLASS, INC.
Reconciliation to Adjusted Effective Tax Rate
(Dollars in millions)

Three Months Ended
March 31, 2026
Loss before income taxes (A)	$(53)
Items management considers not representative of ongoing operations and other adjustments	84
Adjusted Earnings before income taxes (C)	$31

Provision for income taxes (B)	$(18)
Tax items management considers not representative of ongoing operations and other adjustments	(3)
Adjusted provision for income taxes (D)	$(21)

Effective Tax Rate (B)/(A)	-34%
Adjusted Effective Tax Rate (D)/(C)	68%

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the periods ending after March 31, 2026, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to provision for income taxes divided by earnings (loss) before income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.